CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-273837 on Form N-2 of our report dated May 30, 2025, relating to the financial statements and financial highlights of CAZ Strategic Opportunities Fund appearing in the Annual Report on Form N-CSR of CAZ Strategic Opportunities Fund as of and for the year ended March 31, 2025, and to the references to us under the headings "Independent Registered Public Accounting Firm" and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

July 25, 2025